Exhibit 10.19

CARDIOMEMS, INC.

NON-EMPLOYEE DIRECTOR

COMPENSATION ARRANGEMENTS

On March 14, 2007, the Board of Directors (the “Board”) of CardioMEMS, Inc. (“CardioMEMS”) adopted the following compensation program for non-employee directors of the Board to be effective upon the closing of the initial public offering of CardioMEMS’ common stock (the “Offering”). Pursuant to this program, each member of the Board who is not an employee will receive the following cash compensation for board services, as applicable:

•	$20,000 per year for service as a Board member;

•	$7,500 per year for service as chairman of the audit committee;

•	$5,000 per year for service as chairman of the compensation committee;

•	$5,000 per year for service as chairman of the nominating and corporate governance committee;

•	$1,500 per year for service as a non-chairman member of the audit committee;

•	$1,500 per year for service as a non-chairman member of the compensation committee;

•	$1,500 per year for service as a non-chairman member of the nominating and corporate governance committee;

•	$1,500 for each Board meeting attended in person ($500 for meetings attended by video or telephone conference); and

•	$1,500 for each committee meeting attended in person ($500 for meetings attended by video or telephone conference).

CardioMEMS will continue to reimburse its non-employee directors for their reasonable expenses incurred in attending meetings of the Board and committees of the Board.

Additionally, members of the Board who are not employees will receive non-statutory stock options under CardioMEMS’ 2006 Equity Incentive Plan, which will become effective immediately upon the signing of the underwriting agreement for the Offering. Each non-employee director joining the Board after the closing of the Offering will automatically be granted a non-statutory stock option to purchase 30,000 shares of common stock with an exercise price equal to the then fair market value of CardioMEMS’ common stock. On the date of each annual meeting of CardioMEMS’ stockholders beginning in 2008, each non-employee director will automatically be granted a non-statutory stock option to purchase 12,000 shares of common stock on that date with an exercise price equal to the then fair market value of CardioMEMS’ common stock. Both the initial grants and annual grants will vest monthly over three years. All stock options granted under the 2006 Equity Incentive Plan will have a term of ten years.